EXHIBIT 99.1

CONTACT:

Michael D. Webb, Chief Executive Officer

Investor Relations, 617-250-6012

Gregg Mayer, Vice President, Corporate Relations

SOURCE: EPIX Pharmaceuticals, Inc

EPIX Announces Management Changes

CAMBRIDGE, Mass—July 5, 2005—EPIX Pharmaceuticals, Inc. (NASDAQ: EPIX) today announced that Peyton Marshall, Sr. Vice President, Finance and Administration and Chief Financial Officer, is resigning to pursue other interests effective immediately. The company also announced the promotion of Robert Pelletier, currently EPIX’ Sr. Director of Finance, to the position of Principal Accounting Officer and Executive Director of Finance.

“I want to personally thank Peyton for his service to EPIX.  Peyton’s financial and operational guidance have played an important role in the company’s development and we wish him all the best,” commented Michael D. Webb, Chief Executive Officer of EPIX. “In addition I am pleased to have Bob Pelletier take on a lead finance role based on his extensive years of financial operations, reporting, planning and compliance experience, and anticipate his continued strong contributions to the organization as we work to advance Vasovist (MS-325) and our pipeline of novel pharmaceuticals.”

“I am pleased to have been part of a company that has brought Vasovist (MS-325), a product that has the potential to transform the diagnosis and treatment of vascular diseases, to the late stages of development,” commented Mr. Marshall.  “Although my decision to depart has been difficult, I believe it is the right time to do so.  I look forward to spending more time with my family and pursuing other interests and wish everyone at EPIX the greatest success.”

Robert Pelletier joined EPIX in March, 2003. He came to EPIX from The Medicines Company where he was Senior Director of Finance for three years.  Prior to that, Bob spent nine years as Controller and subsequently Vice President of Finance at AverStar, and eleven years at Textron in various accounting and finance roles.  Bob holds a BA in Accounting from the University of Rhode Island, and an MBA from Bentley College.

EPIX Pharmaceuticals, Inc., based in Cambridge, MA, discovers and develops innovative pharmaceuticals for imaging that are designed to transform the diagnosis, treatment and monitoring of disease.  The Company uses its proprietary Target Visualization Technology™ to create imaging agents targeted at the molecular level, designed to enable physicians to use Magnetic Resonance Imaging (MRI) to obtain detailed information about specific disease processes.  The Company’s lead product candidate, Vasovist (MS-325), is the first imaging pharmaceutical specifically designed for MRA.  Schering AG, Germany, the market leader in MRI contrast agents, is the worldwide sales, marketing and development partner for Vasovist.  In June 2005 the FDA accepted EPIX’ submission of May 2005 as a complete response to the approvable letter received from the FDA in January 2005 for Vasovist (MS-325).  Schering AG submitted Vasovist, which is trademarked in Europe as Vasovist®, for marketing approval in the European Union in June 2004.  In June 2005, the European Committee for Medicinal Products for Human Use (CHMP) adopted a positive opinion, recommending Vasovist for approval for contrast-enhanced magnetic resonance angiography for visualization of abdominal or limb vessels in patients with suspected or known vascular disease.  EPIX is also collaborating with Schering AG in the development of its second drug candidate, EP-2104R, for imaging blood clots using MRI, and in a research partnership to discover novel compounds for MRI.  To receive the latest EPIX news and other corporate developments, please visit the EPIX website at www.epixpharma.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations of the Company’s management, including statements relating to the advancement of Vasovist and our pipeline of novel pharmaceuticals through the clinical development and regulatory approval process..  Such statements are subject to risks and uncertainties which could cause actual results to differ from those projected, including risks and uncertainties related to the conduct of, and results obtained from, our clinical trials, whether our products under development receive regulatory approvals, and the timing of such approvals, if any, our dependence on corporate collaborations, our ability to develop multiple applications for our products and technologies, market acceptance of our products, reimbursement policies of third-party payors with respect to our products, competition and technological change and other risks and uncertainties described in our Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission.